Subject to Completion Preliminary Term Sheet Dated July 14, 2026

Filed Pursuant to Rule 433

Registration Statement No. 333-282565

(To Prospectus dated November 8, 2024,

Prospectus Supplement dated November 8, 2024

and Product Supplement STOCK LIRN-1 dated January 24, 2025)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	July , 2026 July , 2026 July , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities

●Maturity of approximately 2 years, if not called prior to maturity

●Automatic call of the notes per unit at [$11.85 to $11.95] if the Basket is flat or increases above 100.00% of the Starting Value on the Observation Date

●The Observation Date will occur approximately one year after the pricing date

●If the notes are not called, at maturity:

●2-to-1 leveraged upside exposure to increases in the Basket

●1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of your principal at risk

●The Basket will be comprised of fifteen equity securities as specified under “The Basket” herein. (each a “Basket Stock” and collectively, the “Basket Stocks”). Each Basket Stock will be given an approximately equal weight.

●All payments are subject to the credit risk of The Bank of Nova Scotia

●No periodic interest payments

●In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

●Limited secondary market liquidity, with no exchange listing

●The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement STOCK LIRN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.00 and $9.30 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-28 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$
Underwriting discount(1)	$ 0.175	$
Proceeds, before expenses, to BNS	$ 9.825	$

(1) For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

July , 2026

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Summary

The Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes will be automatically called at the Call Amount if the Observation Level of the Market Measure, which is a Basket of Fifteen Equity Securities (the “Basket”), is equal to or greater than the Call Level on the Observation Date. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value of the Market Measure is greater than the Starting Value (as determined below). If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket will be comprised of fifteen equity securities as specified under “The Basket” herein (each a “Basket Stock” and collectively, the “Basket Stocks”). On the pricing date, each Basket Stock will be given an approximately equal weight.

The economic terms of the notes (including the Participation Rate, Call Premium and Call Amount) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This range of estimated values was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-28.

Terms of the Notes
Issuer:	The Bank of Nova Scotia (“BNS”)	Call Settlement Date:	Approximately the fifth business day following the Observation Date, subject to postponement if the Observation Date is postponed, as described on page PS-21 of product supplement STOCK LIRN-1.
Principal Amount:	$10.00 per unit	Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to that Basket Stock, as described on page PS-23 of product supplement STOCK LIRN-1.
Term:	Approximately 2 years, if not called	Call Premium:	[$1.85 to $1.95] per unit if called on the Observation Date (which represents a return of [18.50% to 19.50%] over the principal amount).
Market Measure:

An approximately equally-weighted basket comprised of fifteen equity securities. See “The Basket” herein for information about the Basket Stocks, including ticker symbols and weightings on the pricing date. We refer to each of their issuers as an “Underlying Company” herein.

Ending Value:

The value of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-23 of product supplement STOCK LIRN-1.

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.	Threshold Value:	100.00% of the Starting Value.
Observation Level:	The value of the Market Measure on the Observation Date.	Participation Rate:	200.00%.
Observation Date:

On or about August , 2027, approximately one year after the pricing date. The Observation Date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-23 of product supplement STOCK LIRN-1.

		Calculation Day:	Approximately the fifth scheduled trading day immediately preceding the maturity date
Call Level:	100.00% of the Starting Value.	Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-28.
Call Amount (per Unit):	[$11.85 to $11.95] if called on the Observation Date. The actual Call Amount will be determined on the pricing date.	Calculation Agent:	BofA Securities, Inc. (“BofAS”).

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Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on the Observation Date if the Observation Level on the Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the Call Premium.

Redemption Amount Determination If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

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Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement STOCK LIRN-1 dated January 24, 2025:
http://www.sec.gov/Archives/edgar/data/9631/000183988225003677/bns_424b2-01360.htm

￭Prospectus supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

￭Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

●You are willing to receive a return on your investment capped at the Call Premium if the Observation Level of the Market Measure is equal to or greater than the Call Level.

●You anticipate that the notes will be automatically called or that the Basket will increase from the Starting Value to the Ending Value.

●You are willing to risk a substantial or entire loss of principal if the notes are not automatically called and the Basket decreases from the Starting Value to the Ending Value.

●You are willing to forgo interest payments that are paid on conventional interest-bearing debt securities.

●You are willing to forgo dividends or other benefits of owning shares of the Basket Stocks.

●You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

●You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.

●You want to hold your notes for the full term.

●You believe that the notes will not be automatically called, the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

●You seek principal repayment or preservation of capital.

●You seek interest payments or other current income on your investment.

●You want to receive dividends or other benefits of owning shares of the Basket Stocks.

●You seek an investment for which there will be a liquid secondary market.

●You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors concerning an investment in the notes.

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Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values. The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Observation Date.

Autocallable Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on a hypothetical Participation Rate of 200.00% and the Threshold Value of 100.00% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in shares of the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Threshold Value of 100.00, the Participation Rate of 200.00% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, whether the notes are called on the Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical levels of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value of each Basket Stock will not include any income generated by dividends paid on shares of any of the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
25.00	-75.00%	$2.50	-75.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
100.00(1)(2)	0.00%	$10.00	0.00%
110.00	10.00%	$12.00	20.00%
120.00	20.00%	$14.00	40.00%
130.00	30.00%	$16.00	60.00%
140.00	40.00%	$18.00	80.00%
150.00	50.00%	$20.00	100.00%

(1)This is the Threshold Value.

(2)The Starting Value will be set to 100.00 on the pricing date.

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Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Redemption Amount Calculation Examples

Example 1
The Ending Value is 60.00, or 60.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 60.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
Redemption Amount per unit

Autocallable Leveraged Index Return Notes®	TS-6

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement STOCK LIRN-1, page S-2 of the prospectus supplement, and page 8 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors concerning an investment in the notes.

Structure-Related Risks

￭If the notes are not automatically called, depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

￭Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭If the notes are called, your investment return is limited to the return represented by the Call Premium.

￭Your investment return may be less than a comparable investment directly in the Basket Stocks.

Market Measure-Related Risks

￭Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.

￭You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive any shares of the Basket Stocks or dividends or other distributions with respect to any of the Basket Stocks.

￭While we, MLPF&S, BofAS or our or their respective affiliates may from time to time own shares of the Basket Stocks, none of us, MLPF&S, BofAS or our or their respective affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.

￭Payments on the notes will not be adjusted for all corporate events that could affect the Basket Stocks. See “Description of LIRNs — Anti-Dilution Adjustments” beginning on page PS-23 of product supplement STOCK LIRN-1.

￭No Underlying Company will have any obligations relating to the notes, and none of us, MLPF&S or BofAS will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

Valuation- and Market-Related Risks

￭Our initial estimated value of the notes will be lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes will exceed our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-28.

￭Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Basket, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

￭Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

￭A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Autocallable Leveraged Index Return Notes®	TS-7

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Conflict-Related Risks

￭Our business, hedging and trading activities, and those of MLPF&S, BofAS and our and their respective affiliates (including trades in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S, BofAS or our or their respective affiliates engage in for our clients’ accounts, may affect the market value of, and return on, the notes and may create conflicts of interest with you.

￭There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

General Credit-Related Risks

￭Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks

￭The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.

￭The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA. There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 66 of the prospectus, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-33 of product supplement STOCK LIRN-1.

Additional Risk Factors

There is limited trading history for some Basket Stocks.

The common stock of Constellation Energy Corporation began trading on January 19, 2022. The common stock of CoreWeave, Inc. began trading on March 28, 2025. The common stock of GE Vernova Inc. began trading on March 27, 2024. Accordingly, these Basket Stocks have limited historical performance and an investment with a return based on their performance may be riskier than a comparable investment with a return based on the performance of stocks with more established records of performance.

The notes are subject to risks associated with non-U.S. equity securities.

The common stock of Eaton Corporation plc is issued by a non-U.S. company. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

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Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Stocks from the Starting Value to the Ending Value of the Basket. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the LIRNs—Basket Market Measures” beginning on page PS-29 of product supplement STOCK LIRN-1.

If July 9, 2026 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Amazon.com, Inc.	AMZN	6.67%	$247.04	0.02699968	6.67
Arista Networks, Inc.	ANET	6.67%	$184.69	0.03611457	6.67
Broadcom Inc.	AVGO	6.67%	$401.11	0.01662885	6.67
Constellation Energy Corporation	CEG	6.67%	$250.74	0.02660126	6.67
Coherent Corp.	COHR	6.67%	$327.24	0.02038259	6.67
CoreWeave, Inc.	CRWV	6.67%	$89.70	0.07435897	6.67
Equinix, Inc.	EQIX	6.67%	$1,034.87	0.00644525	6.67
Eaton Corporation plc	ETN	6.67%	$405.83	0.01643545	6.67
GE Vernova Inc.	GEV	6.67%	$1,075.26	0.00620315	6.67
Marvell Technology, Inc.	MRVL	6.67%	$243.27	0.02741810	6.67
Microsoft Corporation	MSFT	6.67%	$384.36	0.01735352	6.67
NVIDIA Corporation	NVDA	6.67%	$202.78	0.03289279	6.67
Vertiv Holdings Co	VRT	6.67%	$323.92	0.02059150	6.67
Vistra Corp.	VST	6.67%	$157.98	0.04222053	6.67
Advanced Micro Devices, Inc.	AMD	6.62%	$546.72	0.01210857	6.62
				Starting Value	100.00

(1)The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date.

(2)These were the Closing Market Prices of the Basket Stocks on July 9, 2026.

(3)Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100.00, and then divided by the Closing Market Price of that Basket Stock on July 9, 2026 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on the Observation Date and the Ending Value on the calculation day by summing the products of the Closing Market Price for each Basket Stock on such date multiplied by (a) its Price Multiplier on that day and (b) the Component Ratio applicable to such Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in product supplement STOCK LIRN-1. If a Market Disruption Event or non-trading day occurs as to any Basket Stock on the Observation Date or the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described beginning on page PS-30 of product supplement STOCK LIRN-1 in the section “Description of LIRNs—Basket Market Measures—Observation Level or Ending Value of the Basket”.

Autocallable Leveraged Index Return Notes®	TS-9

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from March 28, 2025 (which is the latest date on which a Basket Stock began trading) through July 9, 2026. The graph is based upon actual daily historical levels of the Basket Stocks, hypothetical Component Ratios based on the Closing Market Prices of the Basket Stocks as of March 28, 2025, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

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Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

The Basket Stocks

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Basket Stocks or to any other securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our or their respective affiliates has participated or will participate in the preparation of any Underlying Company’s publicly available documents. None of us, MLPF&S, BofAS or any of our or their respective affiliates has made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our or their respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of a Basket Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell the Basket Stocks.

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Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. (“Amazon”) is an online retail company and producer of electronic devices and media content. Information filed by Amazon with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMZN”.

The following graph shows the daily historical performance of AMZN on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of AMZN was $247.04. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AMZN

This historical data on AMZN is not necessarily indicative of the future performance of AMZN or what the value of the notes may be. Any historical upward or downward trend in the price per share of AMZN during any period set forth above is not an indication that the price per share of AMZN is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of AMZN.

Autocallable Leveraged Index Return Notes®	TS-12

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Arista Networks, Inc.

According to publicly available information, Arista Networks, Inc. (“Arista Networks”) provides cloud networking services to large-scale internet companies, cloud service providers and next-generation data centers and campuses for enterprise support. Information filed by Arista Networks with the SEC can be located by reference to its SEC file number: 001-36468, or its CIK Code: 0001596532. Arista Networks’ common stock is listed on the New York Stock Exchange under the ticker symbol “ANET".

The following graph shows the daily historical performance of ANET on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of ANET was $184.69. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of ANET

This historical data on ANET is not necessarily indicative of the future performance of ANET or what the value of the notes may be. Any historical upward or downward trend in the price per share of ANET during any period set forth above is not an indication that the price per share of ANET is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of ANET.

Autocallable Leveraged Index Return Notes®	TS-13

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Broadcom Inc.

According to publicly available information, Broadcom Inc. (“Broadcom”) is a designer, developer and supplier of semiconductor devices. Information filed by Broadcom with the SEC can be located by reference to its SEC file number: 001-38449, or its CIK Code: 0001730168. Broadcom’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AVGO”.

The following graph shows the daily historical performance of AVGO on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of AVGO was $401.11. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AVGO

This historical data on AVGO is not necessarily indicative of the future performance of AVGO or what the value of the notes may be. Any historical upward or downward trend in the price per share of AVGO during any period set forth above is not an indication that the price per share of AVGO is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of AVGO.

Autocallable Leveraged Index Return Notes®	TS-14

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Constellation Energy Corporation

According to publicly available information, Constellation Energy Corporation (“Constellation Energy”) is a producer of carbon-free energy and a supplier of energy products and services. Information filed by Constellation Energy with the SEC can be located by reference to its SEC file number: 001-41137, or its CIK Code: 0001868275. Constellation Energy’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CEG”.

The following graph shows the daily historical performance of CEG on its primary exchange in the period from January 19, 2022 (the date CEG first started trading) through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of CEG was $250.74. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of CEG

This historical data on CEG is not necessarily indicative of the future performance of CEG or what the value of the notes may be. Any historical upward or downward trend in the price per share of CEG during any period set forth above is not an indication that the price per share of CEG is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of CEG.

Autocallable Leveraged Index Return Notes®	TS-15

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Coherent Corp.

According to publicly available information, Coherent Corp. ("Coherent") develops, manufactures, and markets engineered materials, optoelectronic components and devices, and lasers. Information filed by Coherent with the SEC can be located by reference to its SEC file number: 001-39375 or its CIK Code: 0000820318. Coherent's common stock is listed on the New York Stock Exchange under the ticker symbol “COHR”.

The following graph shows the daily historical performance of COHR on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of COHR was $327.24. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of COHR

This historical data on COHR is not necessarily indicative of the future performance of COHR or what the value of the notes may be. Any historical upward or downward trend in the price per share of COHR during any period set forth above is not an indication that the price per share of COHR is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of COHR.

Autocallable Leveraged Index Return Notes®	TS-16

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

CoreWeave, Inc.

According to publicly available information, CoreWeave, Inc. (“CoreWeave”) provides software solutions and cloud services. Information filed by CoreWeave with the SEC can be located by reference to its SEC file number: 001-42563, or its CIK Code: 0001769628. CoreWeave’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CRWV”.

The following graph shows the daily historical performance of CRWV on its primary exchange in the period from March 28, 2025 (the date CRWV first started trading) through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of CRWV was $89.70. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of CRWV

This historical data on CRWV is not necessarily indicative of the future performance of CRWV or what the value of the notes may be. Any historical upward or downward trend in the price per share of CRWV during any period set forth above is not an indication that the price per share of CRWV is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of CRWV.

Autocallable Leveraged Index Return Notes®	TS-17

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Equinix, Inc.

According to publicly available information, Equinix, Inc. (“Equinix”) is a real estate investment trust that connects enterprises and service providers directly to their customers and partners across its data centers and platforms. Information filed by Equinix with the SEC can be located by reference to its SEC file number: 000-31293, or its CIK Code: 0001101239. Equinix’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “EQIX”.

The following graph shows the daily historical performance of EQIX on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of EQIX was $1,034.87. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of EQIX

This historical data on EQIX is not necessarily indicative of the future performance of EQIX or what the value of the notes may be. Any historical upward or downward trend in the price per share of EQIX during any period set forth above is not an indication that the price per share of EQIX is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of EQIX.

Autocallable Leveraged Index Return Notes®	TS-18

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Eaton Corporation plc

According to publicly available information, Eaton Corporation plc (“Eaton”) is a power management company that provides power management technologies and services. Information filed by Eaton with the SEC can be located by reference to its SEC file number: 000-54863, or its CIK Code: 0001551182. Eaton’s common stock is listed on the New York Stock Exchange under the ticker symbol “ETN”.

The following graph shows the daily historical performance of ETN on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of ETN was $405.83. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of ETN

This historical data on ETN is not necessarily indicative of the future performance of ETN or what the value of the notes may be. Any historical upward or downward trend in the price per share of ETN during any period set forth above is not an indication that the price per share of ETN is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of ETN.

Autocallable Leveraged Index Return Notes®	TS-19

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

GE Vernova Inc.

According to publicly available information, GE Vernova Inc. (“GE Vernova”) is an electric company with products and services that generate, transfer, orchestrate, convert, and store electricity. GE Vernova completed its separation from General Electric Company, which is now known as GE Aerospace, on April 2, 2024. Information filed by GE Vernova with the SEC can be located by reference to its SEC file number: 001-41966, or its CIK Code: 0001996810. GE Vernova’s common stock is listed on the New York Stock Exchange under the ticker symbol “GEV”.

The following graph shows the daily historical performance of GEV on its primary exchange in the period from March 27, 2024 (the date GEV first started trading) through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of GEV was $1,075.26. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of GEV

This historical data on GEV is not necessarily indicative of the future performance of GEV or what the value of the notes may be. Any historical upward or downward trend in the price per share of GEV during any period set forth above is not an indication that the price per share of GEV is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of GEV.

Autocallable Leveraged Index Return Notes®	TS-20

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Marvell Technology, Inc.

According to publicly available information, Marvell Technology, Inc. (“Marvell”) is a fabless semiconductor provider of data infrastructure products. Information filed by Marvell with the SEC can be located by reference to its SEC file number: 001-40357, or its CIK Code: 0001835632. Marvell’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MRVL”.

The following graph shows the daily historical performance of MRVL on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of MRVL was $243.27. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of MRVL

This historical data on MRVL is not necessarily indicative of the future performance of MRVL or what the value of the notes may be. Any historical upward or downward trend in the price per share of MRVL during any period set forth above is not an indication that the price per share of MRVL is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of MRVL.

Autocallable Leveraged Index Return Notes®	TS-21

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Microsoft Corporation

According to publicly available information, Microsoft Corporation (“Microsoft”) is a technology company that designs, manufactures and sells devices, including computers, tablets, gaming and entertainment consoles, other intelligent devices and products, including operating systems, cross-device productivity applications, server applications, business applications, desktop and server management tools and software development tools. Information filed by Microsoft with the SEC can be located by reference to its SEC file number: 001-37845, or its CIK Code: 0000789019. Microsoft’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MSFT”.

The following graph shows the daily historical performance of MSFT on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of MSFT was $384.36. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of MSFT

This historical data on MSFT is not necessarily indicative of the future performance of MSFT or what the value of the notes may be. Any historical upward or downward trend in the price per share of MSFT during any period set forth above is not an indication that the price per share of MSFT is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of MSFT.

Autocallable Leveraged Index Return Notes®	TS-22

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

NVIDIA Corporation

According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.

The following graph shows the daily historical performance of NVDA on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of NVDA was $202.78. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of NVDA

This historical data on NVDA is not necessarily indicative of the future performance of NVDA or what the value of the notes may be. Any historical upward or downward trend in the price per share of NVDA during any period set forth above is not an indication that the price per share of NVDA is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of NVDA.

Autocallable Leveraged Index Return Notes®	TS-23

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Vertiv Holdings Co

According to publicly available information, Vertiv Holdings Co (“Vertiv”) designs, manufactures and services digital infrastructure for data centers, communication networks, and commercial and industrial customers. Information filed by Vertiv with the SEC can be located by reference to its SEC file number: 001-38518, or its CIK Code: 0001674101. Vertiv’s common stock is listed on the New York Stock Exchange under the ticker symbol “VRT”.

The following graph shows the daily historical performance of VRT on its primary exchange in the period from July 30, 2018 (the date VRT first started trading) through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of VRT was $323.92. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of VRT

This historical data on VRT is not necessarily indicative of the future performance of VRT or what the value of the notes may be. Any historical upward or downward trend in the price per share of VRT during any period set forth above is not an indication that the price per share of VRT is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of VRT.

Autocallable Leveraged Index Return Notes®	TS-24

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Vistra Corp.

According to publicly available information, Vistra Corp. (“Vistra”) is an integrated retail electricity and power generation company. Information filed by Vistra with the SEC can be located by reference to its SEC file number: 001-38086, or its CIK Code: 0001692819. Vistra’s common stock is listed on the New York Stock Exchange under the ticker symbol “VST”.

The following graph shows the daily historical performance of VST on its primary exchange in the period from October 4, 2016 (the date VST first started trading) through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of VST was $157.98. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of VST

This historical data on VST is not necessarily indicative of the future performance of VST or what the value of the notes may be. Any historical upward or downward trend in the price per share of VST during any period set forth above is not an indication that the price per share of VST is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of VST.

Autocallable Leveraged Index Return Notes®	TS-25

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Advanced Micro Devices, Inc.

According to publicly available information, Advanced Micro Devices, Inc. (“AMD”) is a semiconductor company that produces computer processors and related technologies. Information filed by AMD with the SEC can be located by reference to its SEC file number: 001-07882, or its CIK Code: 0000002488. AMD’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMD”.

The following graph shows the daily historical performance of AMD on its primary exchange in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the Closing Market Price of AMD was $546.72. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AMD

This historical data on AMD is not necessarily indicative of the future performance of AMD or what the value of the notes may be. Any historical upward or downward trend in the price per share of AMD during any period set forth above is not an indication that the price per share of AMD is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of AMD.

Autocallable Leveraged Index Return Notes®	TS-26

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our or their respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our or their respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Autocallable Leveraged Index Return Notes®	TS-27

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Structuring the Notes

The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Conflict-Related Risks” beginning on page PS-14 and “Use of Proceeds and Hedging” on page PS-18 of product supplement STOCK LIRN-1.

Autocallable Leveraged Index Return Notes®	TS-28

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Summary of Canadian Federal Income Tax Consequences

See “Supplemental Discussion of Canadian Federal Income Tax Consequences” in product supplement STOCK LIRN-1. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

On January 29, 2026, the Department of Finance Canada released for consultation proposed amendments (the “January 29th Tax Proposals”) that would amend paragraph 18.4(3)(b) of the Act, and introduce other consequential amendments. Such discussion further assumes that these proposals will not apply to amounts payable to a holder in respect of the notes. However, there can be no assurance in this regard. Investors should note that the January 29th Tax Proposals are highly complex, and there remains significant uncertainty as to their interpretation and application.

Summary of U.S. Federal Income Tax Consequences

The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-35 of product supplement STOCK LIRN-1.

No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.

Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Basket Stocks. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.

However, it is possible that the Internal Revenue Service (the “IRS”) could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your notes is determined, even though you will not receive any amounts from BNS in respect of your notes prior to the maturity or automatic call of your notes. In such case, you may be treated as having a holding period in respect of your notes prior to the maturity or automatic call of your notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity or automatic call of your notes at a time that is more than one year after the beginning of your holding period.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.

Section 1297. We will not attempt to ascertain whether any Underlying Company would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

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Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.

Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code and FATCA, each as discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any Underlying Company would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any Underlying Company and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an Underlying Company as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the notes are not “delta-one” with respect to any Basket Stock, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Stocks or your notes, and following such occurrence your notes could be treated as

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Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities due July , 2028

delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket Stocks or the notes. If you enter, or have entered, into other transactions in respect of the Basket Stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends or other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS and those of the Underlying Companies).

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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